Pricing Supplement No. 3114B
To underlying supplement No. 1 dated August 31, 2018,

product supplement B dated August 21, 2018,

prospectus supplement dated August 20, 2018 and

prospectus dated August 20, 2018

Registration Statement No. 333–226421 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 29, 2019

Deutsche Bank AG $ Callable Contingent Yield Securities Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100® Index due April 3, 2029
General

•	The Callable Contingent Yield Securities (the “securities”) are linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100® Index (each, an “Underlying,” and collectively, the “Underlyings”) and may pay a Contingent Coupon of $31.25 per $1,000 Face Amount of securities on the relevant quarterly Coupon Payment Dates, calculated based on a coupon rate of 12.50% per annum. Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Levels of all the Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers (equal to 70.00% of their respective Initial Levels). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date.” If the securities are redeemed by the Issuer, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

•	If the securities are not redeemed by us prior to maturity and the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Level (equal to 60.00% of its Initial Level), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The securities do not pay any dividends and investors should be willing to lose a significant portion or all of their investment if the securities are not redeemed by us and the Final Level of any of the Underlyings is less than its Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due April 3, 2029

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about March 29, 2019 (the “Trade Date”) and are expected to settle on or about April 3, 2019 (the “Settlement Date”).

Key Terms

Issuer:
Issue Price:
Underlyings:	Underlying	Ticker Symbol	Initial Level	Coupon Barrier	Trigger Level
	Russell 2000® Index	RTY	1,535.104	1,074.573	921.062
	S&P 500® Index	SPX	2,815.44	1,970.81	1,689.26
	Nasdaq-100® Index	NDX	7,320.472	5,124.330	4,392.283

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 19 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–11 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $949.60 to $969.60 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS–5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$14.00	$986.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $14.00 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

March    , 2019

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Closing Levels of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below, calculated based on a coupon rate of 12.50% per annum. If the securities are redeemed by us prior to the Maturity Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 70.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Observation Dates[1,2]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,2]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date	Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	July 1, 2019	July 5, 2019	$31.25
	September 30, 2019	October 3, 2019	$31.25
	December 30, 2019	January 3, 2020	$31.25
	March 30, 2020	April 2, 2020	$31.25
	June 29, 2020	July 2, 2020	$31.25
	September 29, 2020	October 2, 2020	$31.25
	December 29, 2020	January 4, 2021	$31.25
	March 29, 2021	April 1, 2021	$31.25
	June 29, 2021	July 2, 2021	$31.25
	September 29, 2021	October 4, 2021	$31.25
	December 29, 2021	January 3, 2022	$31.25
	March 29, 2022	April 1, 2022	$31.25
	June 29, 2022	July 5, 2022	$31.25
	September 29, 2022	October 4, 2022	$31.25
	December 29, 2022	January 4, 2023	$31.25
	March 29, 2023	April 3, 2023	$31.25
	June 29, 2023	July 5, 2023	$31.25
	September 29, 2023	October 4, 2023	$31.25
	December 29, 2023	January 4, 2024	$31.25
	April 1, 2024	April 4, 2024	$31.25
	July 1, 2024	July 5, 2024	$31.25
	September 30, 2024	October 3, 2024	$31.25
	December 30, 2024	January 3, 2025	$31.25
	March 31, 2025	April 3, 2025	$31.25
	June 30, 2025	July 3, 2025	$31.25
	September 29, 2025	October 2, 2025	$31.25
	December 29, 2025	January 2, 2026	$31.25
	March 30, 2026	April 2, 2026	$31.25
	June 29, 2026	July 2, 2026	$31.25
	September 29, 2026	October 2, 2026	$31.25
	December 29, 2026	January 4, 2027	$31.25
	March 29, 2027	April 1, 2027	$31.25
	June 29, 2027	July 2, 2027	$31.25
	September 29, 2027	October 4, 2027	$31.25
	December 29, 2027	January 3, 2028	$31.25
	March 29, 2028	April 3, 2028	$31.25
	June 29, 2028	July 5, 2028	$31.25
	September 29, 2028	October 4, 2028	$31.25
	December 29, 2028	January 4, 2029	$31.25
	March 29, 2029 (Final Valuation Date)	April 3, 2029 (Maturity Date)	$31.25

Early Redemption at Issuer’s Option:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date,” upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an early redemption, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

	(Key Terms continued on next page)

(Key Terms continued from previous page)
Payment at Maturity:	If the securities are not redeemed by us prior to maturity, the payment you will receive at maturity will depend solely on the Final Level of the Laggard Underlying on the Final Valuation Date.

•     If the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date.

•     If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Trigger Level:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Laggard Underlying:	The Underlying with the lowest Underlying Return on the Final Valuation Date. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:
Final Level – Initial Level Initial Level The Underlying Return for each Underlying may be positive, zero or negative.
Initial Level:	The Initial Level of each Underlying is set forth in the table under “Underlyings” above. The Initial Level for each Underlying is not the Closing Level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:	For each Underlying, the official closing level of such Underlying as published on the applicable page of Bloomberg Professional® service or any successor service (“Bloomberg”) on the relevant date of calculation. The Closing Level of an Underlying as published by Bloomberg may be published to greater or fewer decimal places than the official closing level of such Underlying as published by the relevant Index Sponsor (as defined below). Accordingly, the Closing Level of an Underlying as published by Bloomberg may be slightly different from the official closing level of such Underlying as published by the relevant Index Sponsor.
Office Substitution:	We may, without the consent of the holders or the trustee, designate our head office in Frankfurt as substitute for the London Branch through which we have acted to issue the securities with the same effect as if our head office had been originally named as the office through which we had acted to issue the securities for all purposes under the Indenture (as defined below) and the securities. Please see the risk factor “We may, without consent of the holders or the trustee, designate our head office in Frankfurt as the issuing office” in this pricing supplement for more information.
Trade Date[2]:	March 29, 2019
Settlement Date[2]:	April 3, 2019
Final Valuation Date[1,2]:	March 29, 2029
Maturity Date[1,2]:	April 3, 2029
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MMF5 / US25155MMF58

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If a Coupon Payment Date is postponed, the related Call Settlement Date will be the Coupon Payment Date as postponed.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date), Coupon Payment Dates, Call Settlement Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

By acquiring the securities, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and issue to or confer on the holders (including the beneficial owners) such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated August 20, 2018, including the risk factors beginning on page 19 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 31, 2018, product supplement B dated August 21, 2018, the prospectus supplement dated August 20, 2018 relating to our Series A global notes of which these securities are a part and the prospectus dated August 20, 2018. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 31, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318010218/crt_dp94668-424b2.pdf

•	Product supplement B dated August 21, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318009866/crt_dp94661-424b2.pdf

•	Prospectus supplement dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318009813/dp94664_424b2-prosupsa.htm

•	Prospectus dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Levels of the Underlyings on each quarterly Observation Date (including the Final Valuation Date) and whether the securities are redeemed by us prior to the Maturity Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

If the securities are redeemed by us prior to maturity:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. Therefore, the term of the securities may be as short as approximately three months. The following table illustrates the hypothetical payments due upon an early redemption (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the Observation Dates.

Potential Call Settlement Date	Hypothetical Payment upon an Early Redemption at Issuer’s Option ($) (per $1,000 Face Amount of securities)
July 5, 2019	$1,000.00
October 3, 2019	$1,000.00
January 3, 2020	$1,000.00
April 2, 2020	$1,000.00
July 2, 2020	$1,000.00
October 2, 2020	$1,000.00
January 4, 2021	$1,000.00
April 1, 2021	$1,000.00
July 2, 2021	$1,000.00
October 4, 2021	$1,000.00
January 3, 2022	$1,000.00
April 1, 2022	$1,000.00
July 5, 2022	$1,000.00
October 4, 2022	$1,000.00
January 4, 2023	$1,000.00
April 3, 2023	$1,000.00
July 5, 2023	$1,000.00
October 4, 2023	$1,000.00
January 4, 2024	$1,000.00
April 4, 2024	$1,000.00
July 5, 2024	$1,000.00
October 3, 2024	$1,000.00
January 3, 2025	$1,000.00
April 3, 2025	$1,000.00
July 3, 2025	$1,000.00
October 2, 2025	$1,000.00
January 2, 2026	$1,000.00
April 2, 2026	$1,000.00
July 2, 2026	$1,000.00
October 2, 2026	$1,000.00
January 4, 2027	$1,000.00
April 1, 2027	$1,000.00
July 2, 2027	$1,000.00
October 4, 2027	$1,000.00
January 3, 2028	$1,000.00
April 3, 2028	$1,000.00
July 5, 2028	$1,000.00
October 4, 2028	$1,000.00
January 4, 2029	$1,000.00

If the securities are redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

The following hypothetical example illustrates how the payment on the securities upon an early redemption is calculated as well as how the payment of any Contingent Coupons will be determined. The example below reflects the Contingent Coupon of $31.25 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the second and fourth Observation Dates. The Issuer elects to redeem the securities on the fourth Coupon Payment Date. Because the Closing Levels of all the Underlyings on the second and fourth Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on the first and third Observation Dates, the investor will receive the Contingent Coupon of $31.25 on each of the second and fourth Coupon Payment Dates, but not on the first or third Coupon Payment Dates. Because the Issuer has elected to redeem the securities, the investor will receive a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon) on the Call Settlement Date. As a result, the investor will receive a total of $1,062.50 per $1,000 Face Amount of securities over the approximately one year the securities were outstanding before they were redeemed by the Issuer, which is equal to the Face Amount plus the Contingent Coupons due on the second and fourth Coupon Payment Dates. The securities will cease to be outstanding following the early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not redeemed by us prior to maturity. The hypothetical Payments at Maturity set forth in the table below reflect (i) the Coupon Barrier for each Underlying equal to 70.00% of its Initial Level and (ii) the Trigger Level for each Underlying equal to 60.00% of its Initial Level. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-41.00%	$590.00	-41.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $31.25 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the first, third and final Observation Dates. The Final Level of the Laggard Underlying is greater than its Trigger Level. Because the Final Level of the Laggard Underlying is greater than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the first, third and final Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon of $31.25 on the first and third Coupon Payment Dates and on the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,093.75 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Example 2: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the tenth Observation Date. While the Final Levels of two Underlyings are greater than their respective Initial Levels, the Final Level of the Laggard Underlying is less than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -60.00%. Even though the Final Levels of two Underlyings are greater than their respective Initial Levels, because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying and the Final Level of the Laggard Underlying is less than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -60.00%) = $400.00

Because the Closing Levels of all the Underlyings on the tenth Observation Date are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates (including the final Observation Date), the investor will receive the Contingent Coupon on the tenth Coupon Payment Date, but not on the other Coupon Payment Dates (including the Maturity Date). As a result, the investor will receive a total of $431.25 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Example 3: The Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date). The Final Levels of all the Underlyings are less than their respective Trigger Levels and the Underlying Return of the Laggard Underlying is equal to -70.00%. Because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying, the Underlying Return of the Laggard Underlying will be used in determining the Payment at Maturity. In this circumstance, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $300.00 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Contingent Coupon only if the Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the relevant Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Level of at least one Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of your investment if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF EARLY REDEMPTION AT ISSUER’S OPTION — While the original term of the securities is approximately ten years, the securities may be redeemed by us, in our sole discretion, in whole, but not in part, on any Coupon Payment Date prior to maturity, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following an early redemption. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are redeemed by us.

•	CONTINGENT COUPONS — Unless the securities are previously redeemed by us, the Contingent Coupon, if any, will be paid in arrears on the relevant quarterly Coupon Payment Date only if the Closing Levels of all the Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Level of at least one Underlying on each Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100® Index as described herein. If the securities are not redeemed by us prior to maturity, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 31, 2018.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index. This change does not affect securities that were already included in the S&P 500® Index as of July 31, 2017 or any new public company spun off from such a constituent. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P U.S. Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated August 31, 2018.

NASDAQ-100® Index

The Nasdaq-100® Index includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market based on market capitalization. The index reflects companies across major industry groups that may include computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. This is only a summary of the Nasdaq-100® Index. For more information on the Nasdaq-100® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The NASDAQ-100® Index” in the accompanying underlying supplement No. 1 dated August 31, 2018.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as U.S.-source interest or other U.S.-source "fixed or determinable annual or periodical" income). You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the stocks composing the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date only if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE LEVELS OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the levels of any Underlyings even if the Final Levels of all the Underlyings are greater than or equal to their respective Initial Levels. The maximum payment upon an early redemption or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the levels of any Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Level of any Underlying on any Observation Date is less than its respective Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Level of any Underlying is less than its respective Coupon Barrier on each Observation Date, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk that the Final Level of at least one of the Underlyings is less than its Trigger Level, which would result in the loss of a significant portion or all of your investment in the securities.

•	THE SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. If the securities are redeemed prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the Call Settlement Date.

•	REINVESTMENT RISK — If the securities are redeemed by us prior to maturity, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed by us prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT REDEEMED BY US PRIOR TO THE MATURITY DATE, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL LEVEL OF THE LAGGARD UNDERLYING — If we do not redeem the securities prior to the Maturity Date, the Payment at Maturity will be determined by reference to the Final Level of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR TRIGGER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the Closing Level of at least one Underlying may be less than its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or less than its Trigger Level on the Final Valuation Date (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Trigger Levels, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Trigger Level for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Trigger Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are unsecured unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	OUR SENIOR DEBT SECURITIES, INCLUDING THE SECURITIES OFFERED HEREIN, WILL CONSTITUTE “SENIOR PREFERRED” DEBT SECURITIES AND WOULD BEAR LOSSES AFTER OUR “SENIOR NON-PREFERRED” DEBT INSTRUMENTS IF INSOLVENCY PROCEEDINGS ARE OPENED AGAINST US OR IF RESOLUTION MEASURES ARE IMPOSED ON US — German law provides that, in a German insolvency proceeding of an issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to German law or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that do not constitute debt instruments are instruments with an initial maturity of less than one year as well as senior unsecured instruments of indebtedness whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a customary fixed or floating reference interest rate and is settled by monetary payment. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to us, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “structured” debt securities, and which do not, referred to herein as the “non-structured” debt securities. We expect the securities offered herein to be classified as “structured” debt securities, but the competent regulatory authority or court may classify the securities differently.

Beginning January 1, 2017, according to the German Banking Act, our non-structured senior unsecured debt instruments have become subordinated, by operation of law, to all of our other outstanding unsecured unsubordinated obligations, including debt instruments issued prior to January 1, 2017. We refer to the debt instruments subject to such subordination as “senior non-preferred” debt and the debt to which they are subordinated as “senior preferred” debt. To harmonize the ranking of unsecured debt instruments issued by banks in the European Union, a directive amending the Bank Recovery and Resolution Directive was published on December 27, 2017. The relevant changes were implemented into German law by amending Section 46f(5) to (9) of the German Banking Act. The German Banking Act in its form before the amendments of July 21, 2018, as described above, remains applicable to debt instruments issued prior to July 21, 2018. Accordingly, debt instruments constituting “senior non-preferred” debt prior to the changes continue to rank as senior non-preferred debt even if they do not contain an express reference to their lower ranking as required for issuances from and after July 21, 2018.

Following the effectiveness of the changes to the German Banking Act on July 21, 2018, our structured senior debt securities (including the securities offered herein) continue to constitute “senior preferred” debt securities. In addition, we are now able to issue “non-structured” senior debt securities as “senior preferred” debt securities, ranking pari passu with our structured senior debt securities, which was not possible before the changes became effective. Such new senior preferred debt securities, whether “structured” or “non-structured,” rank pari passu with, among other obligations, debt instruments with an initial term of less than one year, derivatives and, generally, corporate deposits (unless they rank even more senior).

Accordingly, (i) our non-structured senior debt securities that were issued before July 21, 2018 and subordinated by operation of law and (ii) our eligible liabilities senior debt securities that constitute our unsecured unsubordinated non-preferred obligations rank junior to our structured senior debt securities issued before July 21, 2018 and our senior debt securities (including the securities offered herein) that were issued on or after July 21, 2018. If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the securities offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non-preferred” debt instruments, including the non-structured senior debt securities issued before July 21, 2018 and the eligible liabilities senior debt securities, as described above. Nevertheless, you may lose some or all of your investment in the securities offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	WE MAY, WITHOUT CONSENT OF THE HOLDERS OR THE TRUSTEE, DESIGNATE OUR HEAD OFFICE IN FRANKFURT AS THE ISSUING OFFICE — The securities will be issued through our London Branch on the Settlement Date. However, we may, without the consent of the holders or the trustee, designate our head office in Frankfurt as substitute for the London Branch through which we have acted to issue the securities with the same effect as if our head office had been originally named as the office through which we had acted to issue the securities for all purposes under the Indenture and the securities. This means that, with effect from the substitution date, our head office in Frankfurt will assume all of the obligations of the London Branch as principal obligor under the securities. In order to give effect to such a substitution, we will give notice of the substitution to the trustee and the holders of the securities.

If we designate our head office in Frankfurt as substitute for the London Branch in accordance with the “Office Substitution” right as described above and in the Indenture, as of the date of this pricing supplement, this substitution should not be treated as a taxable event to investors in the securities. A change in applicable law may adversely affect the U.S. federal tax consequences of this substitution. You should consult your tax adviser regarding the U.S. federal tax consequences of this substitution, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE STOCKS COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the stocks composing the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the levels of any Underlyings, which could be significant.

•	IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by any other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on each Observation Date, and the Final Level of at least one Underlying will be less than its Trigger Level, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive any Contingent Coupons and will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Level of at least one Underlying to be less than its Coupon Barrier on any Observation Date or less than its Trigger Level on the Final Valuation Date is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Trigger Levels are determined, in part, based on the correlation of the Underlyings’

performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Trigger Level for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE UNDERLYINGS REFLECT THE PRICE RETURN OF THEIR RESPECTIVE COMPONENT STOCKS, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Each Underlying reflects the changes in the market prices of its component stocks. None of the Underlyings is, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing such Underlying.

•	THE SPONSOR OF AN UNDERLYING MAY ADJUST THE RELEVANT UNDERLYING IN WAYS THAT AFFECT THE LEVEL OF SUCH UNDERLYING AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of an Underlying (each, an “Index Sponsor”) is responsible for calculating and maintaining the relevant Underlying. The Index Sponsor can add, delete or substitute the components of the relevant Underlying or make other methodological changes that could change the level of such Underlying. You should realize that the changing of such Underlying components may affect such Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Underlying. Any of these actions could adversely affect the level of such Underlying and, thus, the value of, and your return on, the securities. The Index Sponsors have no obligation to consider your interests in calculating or revising the relevant Underlyings.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Russell 2000® Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Nasdaq-100® Index includes component stocks that are issued by companies incorporated outside of the U.S. There are risks associated with investments in notes linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the stocks composing the Underlyings;

o	the composition of the Underlyings;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any Underlying or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the levels of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the levels of one or more Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the levels of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether Contingent Coupons are paid. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100® Index based on their daily closing levels from March 28, 2014 through March 28, 2019. The Initial Level of the Russell 2000® Index, which is equal to its Closing Level on March 28, 2019, is 1,535.104. The Initial Level of the S&P 500® Index, which is equal to its Closing Level on March 28, 2019, is 2,815.44. The Initial Level of the Nasdaq-100® Index, which is equal to its Closing Level on March 28, 2019, is 7,320.472. Each graph below also indicates by a broken line the Coupon Barrier equal to 70.00% and the Trigger Level equal to 60.00% of the Closing Level of the relevant Underlying on March 28, 2019. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. We obtained the historical closing levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index, the S&P 500® Index and the Nasdaq-100® Index from March 28, 2014 through March 28, 2019, based on the daily closing levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on March 28, 2014 by (1) dividing the closing level of that Underlying on each day by the closing level of that Underlying on March 28, 2014 and (2) multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Levels of the Underlyings during the term of the securities, including on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the least performing of the three Underlyings, you are exposed to a greater risk of receiving no Contingent Coupons or losing a significant portion or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Level of at least one of the Underlyings may be less than its Trigger Level. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the level of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Level of one or both of those Underlyings may be less than its Trigger Level as the levels of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the securities are linked, there is a greater potential for one pair of

Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of a significant portion or all of your investment at maturity. We determined the Contingent Coupon, Trigger Levels and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon than would be payable on, or lower Trigger Levels or Coupon Barriers for each Underlying than would be offered for, securities linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities in an amount of 1.40% or $14.00 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.